Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 26, 2010

To the Board of Directors of
MoJo Shopping, Inc.
Henderson, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC), hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by MoJo Shopping, Inc. of our report dated January 11, 2010, relating to the consolidated financial statements of MoJo Shopping, Inc., a Delaware Corporation, as of and for the years ending September 30, 2009 and 2008, and for the period from August 2, 2007 (inception) to September 30, 2009.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC